Registration No. —

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________

ENER1, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida (State or Other Jurisdiction of Incorporation or Organization)	550 W. Cypress Creek Rd., Suite 120 Ft. Lauderdale, FL 33309 (Address of Principal Executive Offices Including Zip Code)	59-2479377 (I.R.S. Employer Identification No.)

_________________

ENER1,  INC.  2002 STOCK PARTICIPATION PLAN
ENER1,  INC.  2002 NON-EMPLOYEE DIRECTOR STOCK PARTICIPATION PLAN
CHIEF EXECUTIVE OFFICER OPTION PROGRAM

(Full Title of the Plan)

_________________

Ronald Stewart General Counsel Ener1, Inc. 550 W. Cypress Creek Rd., Suite 120, Ft. Lauderdale, FL 33309		Copies to: Stephen I. Glover, Esq. Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, N.W. Washington, D.C. 20036 (202) 955-8500
(Name and Address of Agent For Service)

_________________

(954) 202-4442
(Telephone Number, Including Area Code, of Agent For Service)

_________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $.01 per share	25,379,802 shares	$ 1.14	$ 28,932,974	$ 3665.81

(1)	Includes the estimated maximum number of shares of common stock of Ener1, Inc. (the “Registrant or the “Company”) issuable pursuant to stock option grants made and to be made by the Company to its Chief Executive Officer in accordance with the Employment Agreement between the Company and its Chief Executive Officer dated as of September 8, 2003 (the “CEO Employment Agreement”). The Company has chosen to compensate its Chief Executive Officer, in part, by (i) issuing an option to purchase 9,716,716 shares to him, (ii) agreeing to issue an option to him on December 31, 2004 to purchase that number of shares of the Company’s common stock equal to 1% of the Company’s common stock outstanding on December 31, 2004, calculated on a fully diluted basis and (iii) agreeing to issue an option to him on December 31, 2005 to purchase that number of shares of the Company’s common stock equal to .5% of the Company’s common stock outstanding on December 31, 2005, calculated on a fully diluted basis. Also includes 6,556,503 shares issuable under the Registrant’s 2002 Stock Participation Plan and 2,000,000 shares issuable under the Registrant’s 2002 Non-Employee Director Stock Participation Plan. This Registration Statement also covers additional shares of the registrant’s common stock which may become issuable under the Employee Benefit Plans listed above as a result of any stock splits, stock dividends, recapitalizations or similar transactions effected without the receipt of consideration which result in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)	The registration fee has been calculated in accordance with Rule 457(h) under the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information

        Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information

        Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	Ener1, Inc.‘s Annual Report on Form 10-KSB for the year ended December 31, 2002 as amended pursuant to the 10-KSB/A filed with the Commission on April 30, 2003.

(b)	Ener1, Inc.‘s Quarterly Reports on Form 10-QSB for the quarters ending March 31, 2003, June 30, 2003 and September 30, 2003, respectively.

(c)	Ener1, Inc.'s Current Report on Form 8-K filed with the SEC on January 21, 2004.

(d)	The description of the Registrant’s common stock contained in the Registrant’s Current Report on Form 8-K filed with the Commission on February 6, 2004.

        All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

        Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

Item 4. Description of Securities

      Not Applicable.

Item 5. Interests of Named Experts and Counsel

      Not Applicable.

Item 6. Indemnification of Directors and Officers

        Pursuant to Section 607.0850 of the Florida Statutes, the Registrant has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

        The Registrant’s Amended and Restated Articles of Incorporation and By-laws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Florida law.

        The Registrant has purchased insurance with respect to, among other things, the liabilities that may arise under the statutory provisions referred to above. The directors and officers of the Registrant also are insured against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they are not indemnified by the Registrant.

        The Registrant has entered into separate indemnification agreements with its directors and officers. The indemnity agreements create certain indemnification obligations of the Registrant in favor of the directors and officers and, as permitted by applicable law, will clarify and expand the circumstances under which a director or officer will be indemnified.

Item 7. Exemption from Registration Claimed

      Not Applicable.

Item 8. Exhibits

Exhibit Number	Description
4.1 4.2 4.3 4.4 4.5 4.6 4.7 5.1 23.1 23.2 24.1	Articles of Incorporation of the Registrant incorporated by reference to Exhibit 3(i) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (No. 000-21138).

Amendment to Articles of Incorporation incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001 (No. 000-21138).

Amendment to Articles of Incorporation incorporated by reference to Exhibit 3.1 to the Registrant's current report on Form 8-K dated October 28, 2002 (No. 000-21138).

By-Laws of the Registrant incorporated by reference to Exhibit 3.4 to the Registrant's Quarterly Report on Form 10-QSB filed November 14, 2003.

Ener1, Inc. 2002 Stock Participation Plan incorporated by reference to Exhibit C of the Registrant's Schedule 14A filed May 15, 2002.

Ener1, Inc. 2002 Non-Employee Director Stock Participation Plan incorporated by reference to Exhibit D of the Registrant's Schedule 14A filed May 15, 2002.

Employment Agreement by and between the Registrant and Kevin P. Fitzgerald incorporated by reference to Exhibit 10.6 of the Registrant's Quarterly Report on Form 10-Q filed November 14, 2003.

Opinion of Ronald Stewart

Consent of Kaufman, Rossin & Co.

Consent of Ronald Stewart (included in Exhibit 5.1)

Power of Attorney (included on the signature pages to this Registration Statement on Form S-8).

Item 9. Undertaking

         The undersigned Registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (l)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

        (2) that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold upon the termination of the offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Lauderdale, State of Florida, on the 4th day of February 2004.

ENER1, INC. By: /s/ Kevin P. Fitzgerald Kevin P. Fitzgerald Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald Stewart and Kevin P. Fitzgerald, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Kevin P. Fitzgerald
Kevin P. Fitzgerald

/s/ Randall Paulfus
Randall Paulfus

/s/ Boris Zingarevich
Boris Zingarevich

/s/ Karl Gruns
Karl Gruns

/s/ Mike Zoi
Mike Zoi

/s/ Dr. Peter Novak
Dr. Peter Novak

/s/ Ronald N. Stewart
Ronald N. Stewart
Chief Executive Officer and Director and Chairman of the Board (Principal Executive Officer)

Chief Financial Officer (Principal Financial Officer & Principal Accounting Officer)

Director

Director

Director

Director

	Director	February 4, 2004 February 4, 2004 February 4, 2004 February 4, 2004 February 4, 2004 February 4, 2004 February 4, 2004

EXHIBIT INDEX

Exhibit Number	Exhibit
5.1 23.1 23.2 24.1	Opinion of Ron Stewart.

Consent of Kaufman, Rossin & Co.

Consent of Ronald Stewart (included in Exhibit 5.1)

Power of Attorney (included on the signature pages to this Registration Statement on Form S-8).